Exhibit 99.1

NEWS RELEASE	Mar. 26, 2009

FLEXIBLE SOLUTIONS ANNOUNCES FULL YEAR, 2008 FINANCIAL RESULTS
Conference call is scheduled for March 27, 2009. See the time and dial in number below.

VICTORIA, BRITISH COLUMBIA, Mar 26, 2009 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), a developer and manufacturer of biodegradable and environmentally safe, water and energy conservation technology, as well as anti-scalant and crop nutrient enhancement products, today announces financial results for the full year ended Dec. 31, 2008.

Mr. Daniel B. O’Brien, CEO, states, “2008 was a transformational year for FSI and I’m extremely proud of our team.  Despite a substantial and well documented global economic slowdown, FSI grew its top-line 45% and increased operating cash flow from $170 thousand in 2007 to $1.9 million in 2008.” Mr. O’Brien continues, “We are very pleased with this year’s performance given not only the increased sales but more importantly the move to profitability.  FSI has been cash flow positive for many years however, 2008 is the first profit year for the Company since the acquisition of the NanoChem division.
  Sales in the fourth quarter (Q4), were $2,238,213, up 32% when compared to sales of $1,701,359 in the corresponding period a year ago. Sales for the full year 2008 were $10,756,654, up 45%, compared to $7,431,791 for full year 2007. The result was a GAAP accounting net income of $0.03 per weighted average share compared net loss of $0.07 per weighted average share in full year 2007.
  Non-GAAP operating cash flow: (for details see table below) For the 12 months ending Dec. 31, 2008 net income reflects $1,507,848 of non-cash charges (depreciation, stock option expenses, etc), and when non-cash charges are removed, the Company shows positive operating cash flow of $1,912,453 or $0.14 per share. This compares with 2007 operating cash flow of $167,918, or $0.01 per share, once non-cash charges are removed.
  We grew our NanoChem Division by 50% including increases in all market segments [oilfield, detergent and agriculture].
  Despite slowdowns caused by equipment suppliers and steam permitting, the sugar to aspartic acid plant progressed quickly toward completion. By using sugar in Alberta, we de-link our raw materials from oil, our current source, shorten our supply line by several weeks and thousands of miles and dramatically improve the sustainable content of our finished product.
  We reduced costs substantially in both the Watersavr and swimming pool divisions in headcount and overhead, without any reduction in effectiveness or loss of future opportunity.
  We obtained the financing for the debt portion of the new factory on terms of 0% for 10 years and 5% for 6 years.
The NanoChem division continues to be the dominant source of revenue and cash flow for the Company. New opportunities continue to unfolding in detergent, oil field extraction and fertilizer use to further increase sales in this division. In past years, the NanoChem Division sales have been less volatile quarter over quarter than FSI’s other divisions. However, due to sales into agriculture, increased volatility will be more apparent going forward.

Conference call

** CEO, Dan O’Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Friday Mar.27, to discuss the financials. To attend this call, dial 1-877-723-9523 (or 1-719-325-4791). The confirmation code 7301534 may be requested **

The above information and following table contain supplemental information regarding income and cash flow from operations for the 3 & 12 months respectively ended Dec. 31, 2008 and 2007. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

        FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Statement of Operations
For 3 & 12 Months Ended Dec. 31 (12 Months Operating Cash Flow)
(12 month audited  /  3 month unaudited)

	3 and 12 month revenue ended Dec. 31
	2008		2007
3 month	3 month revenue
Revenue	$2,238,213			$1,701,359

	12 month revenue
12 month
Revenue	$10,756,654			$7,431,791
Net income (loss) GAAP	$404,605			$(923,227)
Net income (loss) per share GAAP	$0.03		$	(0.07)
Net income (loss) Excludes “a and b as indicated and as listed below” NON-GAAP	$470,683	a		$(1,009,614	) b
Net income (loss) per share excluding “other items and income tax” NON-GAAP	$0.03	a		$(0.07	) b
12 month weighted average shares used in computing per share amounts – basic GAAP	14,058,033			13,823,654
The following calculations begin with: Net income (loss) GAAP	12 month Operating Cash Flow ended Dec. 31
Operating cash flow (12 month). NON-GAAP – Excludes: c as indicated and as listed below	$1,268,240	c		$352,305 c
Operating cash flow (12 month). NON-GAAP – Excludes: c,d, and e as indicated and as listed below	$1,912,453	c,e		$167,918 c,d
Operating Cash flow per share (12 months) – basic. NON-GAAP - Excludes: items “b,c and d” as indicated and as listed below.	$0.14	c,e		$0.01 c,d
Non-cash Adjustments (as per 12 month Statement of Cash Flow)	$863,635	c		1,275,532
Non-cash Adjustments – other	$644,213	e	$	$ 184,387 d
12 month basic weighted average shares used in computing per share amounts – basic GAAP	14,058,033			13,823,654

Notes: certain items not related to “operations” of the Company have been excluded as follows.
a)  NON-GAAP- “interest income and income tax”
b) NON-GAAP- “gain on sale of property, write down of investment, other expenses, other income, and interest income”.
c) NON-GAAP- Non-cash Adjustments for 2008 and 2007, “depreciation, stock compensation expenses, write down of investment and inventory, loss on sale of equipment, other expenses, and shares for service.”
d) NON-GAAP- Non-cash Adjustments – other “2007 gain from sale of property, other expenses, and interest income” which are unrelated to the “operations” of the Company
e) NON-GAAP-  Non-cash Adjustments – other 2008 “New factory construction costs, write down of asset,  income tax, and interest income” which are unrelated to the “operations” of the Company

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC  V8T 5G4 CANADA

Company Contacts
Flexible Solutions International – Head Office Jason Bloom Tel: 250-477-9969 Tel: 800.661.3560 Email: Info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com